UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2013

CENTAUR GUERNSEY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	001-09913	98-1022387
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12930 West Interstate 10, San Antonio, Texas 78249
(Address of principal executive offices)

Registrant's telephone number, including area code: (210) 524-9000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The governing board of directors of Centaur Guernsey L.P. Inc. (the “Company”) are the directors of Chiron Holdings GP, Inc. (the “GP”), the general partner of Chiron Guernsey Holdings L.P. Inc (the “LP”), which is the parent of the Company.

As disclosed in our Registration Statement on Form S-4 (File No. 333-184233 ), declared effective by the Securities and Exchange Commission on February 8, 2013, the GP entered into an offer letter with Tim Guertin on October 14, 2012. On April 8, 2013, the GP entered into a Non-Employee Director Services Agreement (the “Services Agreement”) with Mr. Guertin, pursuant to which Mr. Guertin will serve as a non-employee director of GP until December 31, 2013, unless extended as provided in the Services Agreement.  During the remaining term of Mr. Guertin's service as a director, he will be entitled to a service fee at an annual rate of $120,000. The Services Agreement also contains a non-competition covenant that prohibits Mr. Guertin from competing against the Company during the term of his service and for a period of two years following the termination of his services, a non-solicitation covenant that prohibits Mr. Guertin from actively soliciting the Company's employees, customers, or suppliers during the term of his service and for a period of two years following the termination of his services, and a perpetual confidentiality provision.

The foregoing description of the Services Agreement is qualified in its entirety by reference to the complete copy of the Services Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended March 31, 2013.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Committee Appointment and Compensatory Arrangement

Tim Guertin has agreed to join the compensation committee of the board of directors of the GP.

On April 8, 2013, pursuant to resolutions adopted by the compensation committee of the board of directors of the GP, the Company granted to Mr. Guertin 69,252 interest units (“Profit Interest Units”). The Profit Interest Units were granted under the LP's Executive Equity Incentive Plan, pursuant to which the vesting terms and expiration of each award are fixed by the GP.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement), which disclosure describes certain compensatory arrangements, is incorporated by reference under this item.

Appointment of Principal Financial Officer

Kinetic Concepts, Inc. (“KCI”) is a 100% owned subsidiary of the Company.

On April 9, 2013, KCI issued a press release announcing that Robert Hureau agreed to join KCI as Executive Vice President, Chief Financial Officer. Hureau has over 20 years of experience in capital markets and financial accounting, reporting, planning and analysis. He has spent the last six years in various leadership roles at Sensata Technology Holdings N.V., including Corporate Controller, Chief Accounting Officer and, for the last two years, Senior Vice President, Chief Financial Officer. Pursuant to the terms of an employment offer letter, dated April 6, 2013, between Mr. Hureau and KCI (the “Offer Letter”), Mr. Hureau will receive an annual base salary of $500,000. Mr. Hureau is eligible to receive an annual incentive bonus targeted at 80% of his annual base salary. He will also receive a one-time signing bonus of $300,000. Mr. Hureau is expected to join the KCI team in early May. Mr. Hureau will also serve as the Company's principal financial officer and principal accounting officer.

The foregoing descriptions of the material terms of the Offer Letter is qualified in its entirety by reference to the complete copy of the Offer Letter, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended March 31, 2013.

A copy of the press release announcing the appointment of Mr. Hureau is filed as Exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits

The following exhibits are furnished herewith.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release issued on April 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTAUR GUERNSEY L.P. INC.

Date: April 11, 2013	By:
Name: John T. Bibb
Title: Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued on April 9, 2013.